UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/19/2008

OREXIGEN THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33415

Delaware	65-1178822
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA 92037
(Address of principal executive offices, including zip code)

(858) 875-8600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

On May 8, 2008, we reported in our earnings release that a pregnancy in the Empatic ZB-201 trial had resulted in the birth of a child with an unspecified heart-related abnormality, which was corrected surgically. This case was reported by the investigator as a serious adverse event, or SAE, and possibly related to Empatic. As an update, we provide the following additional details on this case.
Based upon the patient's case report form, she received monthly urine pregnancy tests throughout the trial including her final week 48 visit, all of which were negative. Shortly thereafter, she had a positive serum pregnancy test. Based on these results, we believe the patient's pregnancy likely occurred shortly prior to completion of her participation in the Empatic trial. As a result, we believe that her exposure to study drug while pregnant was likely limited to a short period of time and may have preceded signifcant cardiac development of the fetus, which begins in the second month of the first trimester.
In addition, we understand that this patient received an approved pharmaceutical product near the time of her conception. The data available on this product suggests a higher incidence of fetal abnormalities for patients receiving the product within 30 days of conception.
The unconfirmed diagnosis of the heart-related abnormality was a transposition of the great arteries, or TGA. The cause of TGA is generally idiopathic and multi-factorial. We understand that this is one of the more common congenital heart conditions, accounting for approximately 10% of all congenital heart defects. Furthermore, we are unaware of any precedent of an approved pharmaceutical product having been causally linked to TGA.
Based on the above factors, we believe that it is unlikely that Empatic had a causal role in this case. As we have previously disclosed, we have designed our Empatic studies to stress the importance of the use of contraceptives among trial participants. Zonisamide, a constituent drug of Empatic, has a Category C pregnancy precaution. This means that animal studies have shown that zonisamide has the potential to cause birth defects and that there have been no adequate and well-controlled studies of the drug in pregnant women; however, the FDA has determined that the benefits of the use of the drug in pregnant women may be acceptable despite the potential risks.
We have reported this SAE to the FDA as required. The FDA typically does not respond to SAE reports unless it requires action by the sponsor. We do not anticipate any changes to the Empatic development program at this time.
The information in this Current Report on Form 8-K is being furnished pursuant to this Item 7.01 and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, and it shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Exchange Act, whether made before or after the date hereof, except as expressly set forth by specific reference in such filing to this Current Report on Form 8-K.
By filing this Current Report on Form 8-K and furnishing this information, Orexigen makes no admission as to the materiality of any information in this report. The information contained in this Current Report on Form 8-K is intended to be considered in the context of the Company's filings with the SEC and other public announcements that Orexigen makes, by press release or otherwise, from time to time. Orexigen undertakes no duty or obligation to publicly update or revise the information contained in this report, although it may do so from time to time as its management believes is appropriate. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure.
Orexigen cautions you that statements included in this report that are not a description of historical facts are forward-looking statements. For example, statements regarding whether Empatic caused the adverse event as well as statements regarding the potential compliance of patients with contraception requirements are forward looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ materially from those set forth in this report due to the risks and uncertainties inherent in Orexigen's business, including, without limitation, the progress and timing of the Company's clinical trials; the potential that earlier clinical trials may not be predictive of future results; the ability of Empatic to receive regulatory approval on a timely basis or at all; the potential for any adverse safety findings relating to Empatic to delay or prevent regulatory approval or commercialization, or result in product liability claims; and other risks described in the Company's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Orexigen undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREXIGEN THERAPEUTICS, INC.

Date: May 19, 2008	By:	/s/ Gary D. Tollefson, M.D., Ph.D.
Gary D. Tollefson, M.D., Ph.D.
President and Chief Executive Officer

Date: May 19, 2008	By:	/s/ Graham K. Cooper
Graham K. Cooper
Chief Financial Officer and Treasurer